Exhibit 23(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-178044 of American Electric Power Company, Inc. on Form S-8 of our report dated June 23, 2017, relating to the financial statements of the American Electric Power System Retirement Savings Plan as of December 31, 2016, appearing in this Annual Report on Form 11-K of the American Electric Power System Retirement Savings Plan for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Columbus, Ohio
June 28, 2018